EXHIBIT 3.3

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

NEFF RENTAL LLC

A Delaware Limited Liability Company

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEFF RENTAL LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Neff Rental LLC (the “Company”), is made and entered into as of June 30, 2005, by Neff Corp.

1.             Formation of Limited Liability Company.  Neff Corp., a Delaware corporation (the “Member”), previously formed the Company as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C §18-101, et seq., as it may be amended from time to time, and any successor to such statute (the “Act”).  A certificate of formation for the Company as described in §18-201 of the Act (the “Certificate of Formation”), has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act.  Express authorization is hereby given to Jon Sommer for the exclusive purpose of executing the Certificate of Formation of the Company which has been filed in the Office of the Secretary of State of the State of Delaware.  The rights and obligations of the Member and the administration and termination of the Company shall be governed by this Agreement and the Act.  This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(7) of the Act.  To the extent this Agreement is inconsistent in any respect with the Act, this Agreement shall control.

2.             Members.  Neff Corp. is the sole member of the Company.

3.             Purpose.  The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

4.             Name.  The name of the Company shall be “NEFF RENTAL LLC”.

5.             Registered Agent and Principal Office.  The registered office and registered agent of the Company in the State of Delaware shall be as the Member may designate from time to time.  The Company may have such other offices as the Member may designate from time to time.  The mailing address of the Company shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE, 19808.

6.             Term of Company.  The Company commenced on June 16, 2005, and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

7.             Management of Company.  All decisions relating to the business, affairs, and properties of the Company shall be made by the Member.  The Member may appoint a President and one or more Vice Presidents and such other officers of the Company as the

Member may deem necessary or advisable to manage the day-to-day business affairs of the Company (the “Officers”).  The Member may also appoint managers who are not officers. The Officers and managers shall serve at the pleasure of the Member.  To the extent delegated by the Member, the Officers and managers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company.  No such delegation shall cause the Member to cease to be a Member.

8.             Member Percentage; Distributions.  The ownership interest of the Member (the “Membership Interest”) shall be set forth on Schedule A hereto.

9.             Member Percentage; Distributions.  Each distribution of cash or other property by the Company shall be made 100% to the Member.  Each item of income, gain, loss, deduction, and credit of the Company shall be allocated 100% to the Member.

10.           Indemnification.  Except as limited by law and subject to the provisions of this Section 10, each Member, Manager and Officer shall be entitled to be indemnified and held harmless on an as-incurred basis by the Company to the full extent permitted under the Act, as in effect from time to time, against all losses, liabilities and expenses (including, without limitation, attorneys’ fees and expenses) arising from or relating to proceedings in which such Member, Manager or Officer, as the case may be, may be involved, as a party or otherwise, by reason of such person being or having been a Member, Manager and Officer, whether or not such person continues to be such at the time any such loss, liability or expense is paid or incurred but only to the extent that such person was neither grossly negligent nor engaged in willful malfeasance.  The rights of indemnification provided in this Section 10 will be in addition to any rights to which such Member, Manager or Officer may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns.  Each Member’s, Manager’s and Officer’s right to indemnification hereunder for reasonable expenses (as incurred) (including, without limitation, attorneys’ fees and expenses) incurred by such Member, Manager or Officer may be conditioned upon the delivery by such Member, Manager or Officer to the Company of a written undertaking (reasonably acceptable to the Board of Directors) to repay such amount if such Member, Manager or Officer is determined pursuant to this Section 10.3 or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured.

11.           Capital Accounts.  A capital account shall be maintained for the Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

12.           Dissolution and Winding Up.  The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.

13.           Amendments.  This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

14.           Governing Law.  The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

2

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed has duly executed this Agreement as of the date first set forth above.

NEFF CORP., a Delaware corporation

Name:
Title:

Schedule A

Ownership Interests

Member	Ownership Percentage

Neff Corp.	100%